EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

December 15, 2008

Board of Directors

UC Hub Group, Inc.

Las Vegas, Nevada

We hereby consent to the incorporation by reference in this Form 10-K filed on or about December 15, 2008, relating to the consolidated financial statements of UC Hub Group, Inc. for the year ended July 31, 2006, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding UC HUB’s ability to continue as a going concern.

/s/ LAWRENCE SCHARFMAN & CO, CPA P.A.

Lawrence Scharfman & Co., CPA P.A.

9608 Honey Bell Circle

Boynton Beach, Florida 33437